Marathon Petroleum Corp. Reports First-Quarter 2020 Results

•	Reported first-quarter loss of $9.2 billion, or $(14.25) per diluted share, including pre-tax non-cash charges of $12.4 billion; adjusted loss of $106 million, or $(0.16) per diluted share

•	Cash used in operations of $768 million; cash provided by operations of $1.3 billion, excluding working capital changes

•	Announced business response to COVID-19 environment, including $1.4 billion of capital and $950 million of expense reductions

•	Enhanced liquidity by $3.5 billion through senior notes issuance and additional revolver

FINDLAY, Ohio, May 5, 2020 – Marathon Petroleum Corp. (NYSE: MPC) today reported a net loss of $9.2 billion, or $(14.25) per diluted share, for the first quarter of 2020, compared to a loss of $7 million, or $(0.01) per diluted share, for the first quarter of 2019.
First-quarter 2020 results include pre-tax charges of $12.4 billion primarily related to non-cash impairments. Details on these and other adjustments are shown in the accompanying release tables. Adjusted net loss was $106 million, or $(0.16) per diluted share, for the first quarter of 2020, compared to an adjusted net loss of $59 million, or $(0.09) per diluted share, for the first quarter of 2019.
“Recent global events, including the COVID-19 pandemic and oil price tensions, have been disruptive to the personal and professional lives of many and significantly impacted demand for the transportation fuels we manufacture,” said President and Chief Executive Officer Michael J. Hennigan. “In addressing these challenges, first and foremost, we are focused on the health and safety of our employees, our customers, and the communities where we operate. We are grateful for everyone working on the front lines of this pandemic and are proud to do our part by contributing supplies to those affected by this crisis. These are unprecedented times, leading us to make prudent tactical changes for 2020. We believe these proactive steps will help maintain our financial strength, support our investment-grade credit rating, and enhance the through-cycle resiliency of our business.”
The company announced the following actions in response to the COVID-19 environment:

•
Consolidated capital spending reductions of $1.4 billion, or approximately 30%, which takes expected spending levels down to $3.0 billion for 2020. The reductions are planned across all segments of the business, including: $250 million in refining; $770 million in midstream, which includes MPLX; $250 million in retail; and $80 million in corporate. Remaining capital spend primarily relates to growth projects that are already in progress or spending that supports the safe and reliable operation of our facilities.

	Capital Spending, Millions of Dollars
	Prior 2020	Revised 2020
	Guidance(a)	Outlook	% Decrease

Refining & Marketing	1,550	1,300	-16%
Midstream
MPC Midstream(b)	300	230	-23%
MPLX	1,750	1,050	-40%
	2,050	1,280	-38%
Retail	550	300	-45%
Corporate/Other	200	120	-40%
MPC Consolidated	4,350	3,000	-31%

(a)	As previously announced January 29, 2020

(b)	Excludes capital budget associated with MPLX

•
A reduction to forecasted consolidated operating expenses of $950 million in 2020, primarily through reductions of fixed costs and deferral of certain expense projects, which includes $200 million of operating expense reductions at MPLX.

•
Throughput levels have been reduced across the organization, including the temporary idling of some facilities. The company plans to continue to monitor market conditions and optimize crude oil acquisition, refining run rates, and logistics systems to respond on a regional basis.

•	Share repurchases have temporarily been suspended. The company will evaluate the timing of future repurchases as market conditions evolve.

•	The company issued $2.5 billion of senior notes in April.

•	The company also secured an additional $1 billion 364-day revolving credit facility in April.

•	As of May 5, 2020, MPC’s total credit capacity, excluding MPLX, is approximately $7.5 billion and available borrowing capacity is approximately $6.75 billion.

•	The company continues to evaluate further actions to enhance liquidity.

Segment Results
Loss from operations was $11.8 billion in the first quarter of 2020, compared to income of $669 million in the first quarter of 2019. First-quarter 2020 results include $12.4 billion of non-cash charges.

	Three Months Ended March 31,
(In millions)	2020	2019
Income (loss) from operations by segment:
Refining & Marketing	$(622)	$(334)
Retail	519	170
Midstream	905	908
Corporate and other unallocated items	(227)	(191)
Segment income before other items not allocated to segments	575	553

Other items not allocated to segments:
Equity method investment restructuring gains	—	207
Transaction-related costs	(35)	(91)
Impairments	(9,137)	—
Inventory market valuation adjustment	(3,220)	—
Income (loss) from operations	$(11,817)	$669

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $1.9 billion in the first quarter of 2020, compared to $1.7 billion for the first quarter of 2019. Adjusted EBITDA excludes refining planned turnaround costs of $329 million for the first quarter of 2020 and $186 million for the first quarter of 2019.

Reconciliation of Segment Income (Loss) From Operations to Segment Adjusted EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(In millions)	2020	2019
Refining & Marketing Segment
Segment loss from operations	$(622)	$(334)
Add: Depreciation and amortization	447	427
Refining planned turnaround costs	329	186
Segment Adjusted EBITDA	$154	$279
Retail Segment
Segment income from operations	$519	$170
Add: Depreciation and amortization	125	126
Segment EBITDA	$644	$296
Midstream Segment
Segment income from operations	$905	$908
Add: Depreciation and amortization	345	307
Segment EBITDA	$1,250	$1,215

Segment Adjusted EBITDA	$2,048	$1,790
Corporate and other unallocated items	(227)	(191)
Add: Depreciation and amortization	45	59
Adjusted EBITDA	$1,866	$1,658

Refining & Marketing (R&M)
R&M segment loss from operations was $622 million in the first quarter of 2020, compared to a loss from operations of $334 million for the first quarter of 2019. The quarter-over-quarter decrease in R&M earnings was primarily due to lower blended crack spreads, lower sweet differentials, and higher planned turnaround expenses.
Segment adjusted EBITDA was $154 million in the first quarter of 2020, versus $279 million for the first quarter of 2019. Segment adjusted EBITDA excludes refinery planned turnaround costs, which totaled $329 million in the first quarter of 2020 and $186 million in the first quarter of 2019.
R&M margin was $11.30 per barrel for the first quarter of 2020. Crude capacity utilization was 91%, resulting in total throughputs of 3.0 million barrels per day, and clean product yield was 83%.
Retail
Retail segment income from operations was $519 million in the first quarter of 2020, compared with $170 million for the first quarter of 2019. Segment EBITDA was $644 million in the first quarter of 2020, versus $296 million for the first quarter of 2019. The increase in quarterly results was primarily due to higher fuel margins, partially offset by lower fuel volume.
Retail fuel margin increased to 32.91 cents per gallon in the first quarter of 2020, from 17.15 cents per gallon in the first quarter of 2019. Same-store merchandise sales increased by 0.7% year-over-year and same-store gasoline sales volume decreased by 8.3% year-over-year.
Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX, was $905 million in the first quarter of 2020, compared with $908 million for the first quarter of 2019.
Segment EBITDA was $1.3 billion in the first quarter of 2020, versus $1.2 billion for the first quarter of 2019. Strong performance in the midstream business was driven by stable, fee-based earnings as well as contributions from organic growth projects.
Items Not Allocated to Segments and Other
Items not allocated to segments totaled $12.6 billion of expense in the first quarter of 2020, compared to $75 million in the first quarter of 2019. First quarter 2020 results include a $3.2 billion lower of cost or market inventory charge; $9.1 billion of impairment expense related to goodwill, equity method investments, and long-lived assets; as well as $35 million of costs incurred in connection with the Speedway separation, midstream strategic review, and other related activities.
The effective tax rate for the first quarter of 2020 was 16%, primarily due to the effect of non-tax deductible goodwill impairments.

Financial Position and Liquidity
As of March 31, 2020, the company had $1.6 billion in cash and cash equivalents (excluding MPLX’s cash and cash equivalents of $57 million), $3 billion available under a five-year bank revolving credit facility, $1 billion available under a 364-day bank revolving credit facility, and $750 million available under its trade receivables securitization facility. MPC drew $2 billion on the five-year bank revolving credit facility in the first quarter of 2020. This borrowing was undertaken to provide financial flexibility given the recent commodity price downturn and the significant working capital impact associated with the decline in crude oil prices. The company has made borrowings to manage the impact of working capital in the past and expects to do so from time to time in the future.
In mid-April, the company borrowed an incremental $1.5 billion on the five-year bank revolving credit facility. In late April, the company issued $2.5 billion of senior notes. Net proceeds were used to repay amounts outstanding on the five-year revolving credit facility. Also in late April, the company added an additional $1 billion 364-day revolver.
As of May 5, 2020, the company had total credit capacity, excluding MPLX, of $7.5 billion, comprised of $5 billion on the five-year bank revolving credit facility, $2 billion under two 364-day bank revolving credit facilities, and $517 million under a trade receivables securitization facility. Of this amount, $6.75 billion is undrawn and available.

Strategic and Operations Update
During the quarter, the company announced the unanimous decision of its Board of Directors to maintain MPC's current midstream structure, with the company remaining the general partner of MPLX. MPC continues to target fourth quarter 2020 for the completion of the separation of Speedway, however timing could change given the COVID-19 related impacts to the business environment and access to capital markets.
Consistent with MPC’s midstream strategy of developing long-haul pipelines and other logistics solutions, the company progressed several projects during the quarter, including the Wink-to-Webster crude oil pipeline, the Whistler natural gas pipeline, and the reversal of the Capline crude pipeline. Each of these projects is backed by minimum volume commitments from customers.
In addition, the Gray Oak pipeline began full service on April 1, 2020. The Gray Oak pipeline connects to multiple terminals, including the South Texas Gateway terminal, which is expected to start up in the third quarter of 2020. MPC owns a 25% interest in both the Gray Oak pipeline and the South Texas Gateway terminal.
In keeping with the company’s retail strategy of driving merchandise growth and operating cost efficiencies, Speedway continues to expand its brand through store conversions, completing 39 store conversions in the quarter prior to suspending activities due to impacts from COVID-19.
In refining, growth capital spend is primarily focused on high-return projects that are in progress or spending that supports the safe and reliable operation of our facilities. At Garyville, the second phase of the coker project was completed in the first quarter of 2020. Construction continues on the Dickinson Renewable Diesel project, which remains on schedule for planned completion in late 2020. The project will convert the Dickinson refinery into a 12,000 barrel per day biorefinery capable of producing renewable diesel from corn and soybean oil. MPC intends to sell the renewable diesel into the California market to comply with the California Low Carbon Fuel Standard.

Second Quarter 2020 Outlook

Refining & Marketing Segment:
Refining operating costs per barrel(a)	$6.90
Distribution costs (in millions)	$1,275
Refining planned turnaround costs (in millions)	$215
Depreciation and amortization (in millions)	$440

Refinery throughputs (mbpd):
Crude oil refined	2,045
Other charge and blendstocks	80
Total	2,125

(a)	Includes refining major maintenance and operating costs. Excludes turnaround and depreciation and amortization expenses.

Retail Segment:	Range
Fuel sales (millions of gallons)	1,450	1,650
Merchandise sales (in millions)	$1,400	$1,500

Corporate and unallocated items (in millions)	$220

Conference Call
At 9:30 a.m. ET today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at http://www.marathonpetroleum.com and clicking on the “Join the Webcast” link. A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at https://www.marathonpetroleum.com.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company which owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Brian Worthington, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,“ “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the effects of the recent outbreak of COVID-19 and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including, but not limited to, our growth, operating costs, labor availability, logistical capabilities, customer demand for our products and industry demand generally, margins, inventory value, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally; the effects of the recent outbreak of COVID-19, and the current economic environment generally, on our working capital, cash flows and liquidity, which can be significantly affected by decreases in commodity prices; our ability to reduce capital and operating expenses; with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, our ability to satisfy customary conditions, including obtaining regulatory approvals, and the ability to achieve the strategic and other objectives discussed herein; with respect to the Midstream review, our ability to achieve the strategic and other objectives related thereto; the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of Andeavor Logistics LP by MPLX LP (MPLX), including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic, other infectious disease outbreaks or otherwise; non-payment or non-performance by our producer and other customers; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with the SEC. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(In millions, except per-share data)	2020	2019
Revenues and other income:
Sales and other operating revenues	$25,215	$28,253
Income (loss) from equity method investments(a)	(1,210)	99
Net gain on disposal of assets	4	214
Other income	71	35
Total revenues and other income	24,080	28,601
Costs and expenses:
Cost of revenues (excludes items below)	22,821	25,960
Inventory market valuation adjustment	3,220	—
Impairment expense	7,822	—
Depreciation and amortization	962	919
Selling, general and administrative expenses	821	867
Other taxes	251	186
Total costs and expenses	35,897	27,932
Income (loss) from operations	(11,817)	669
Net interest and other financial costs	338	306
Income (loss) before income taxes	(12,155)	363
Provision (benefit) for income taxes	(1,937)	104
Net income (loss)	(10,218)	259
Less net income attributable to:
Redeemable noncontrolling interest	20	20
Noncontrolling interests	(1,004)	246
Net loss attributable to MPC	$(9,234)	$(7)

Per-share data
Basic:
Net loss attributable to MPC per share	$(14.25)	$(0.01)
Weighted average shares:	648	673
Diluted:
Net loss attributable to MPC per share	$(14.25)	$(0.01)
Weighted average shares:	648	673

(a)	The 2020 period includes $1,315 million of impairment expense.

Income Summary (Unaudited)

	Three Months Ended March 31,
(In millions)	2020	2019
Income (loss) from operations by segment
Refining & Marketing	$(622)	$(334)
Retail	519	170
Midstream	905	908
Items not allocated to segments:
Corporate and other unallocated items	(227)	(191)
Equity method investment restructuring gains(a)	—	207
Transaction-related costs(b)	(35)	(91)
Impairments(c)	(9,137)	—
Inventory market valuation adjustment	(3,220)	—
Income (loss) from operations	(11,817)	669
Net interest and other financial costs	338	306
Income (loss) before income taxes	(12,155)	363
Provision (benefit) for income taxes	(1,937)	104
Net income (loss)	(10,218)	259
Less net income (loss) attributable to:
Redeemable noncontrolling interest	20	20
Noncontrolling interests	(1,004)	246
Net loss attributable to MPC	$(9,234)	$(7)

(a)	Represents gain related to the formation of a new joint venture: Capline LLC in the first quarter of 2019.

(b)
2020 includes costs incurred in connection with the Speedway separation and Midstream strategic review. 2019 includes employee severance, retention and other costs related to the acquisition of Andeavor.

(c)	Includes $7.3 billion goodwill impairment, $1.3 billion impairment of equity method investments and $492 million impairment of long lived assets in the first quarter of 2020.

Capital Expenditures and Investments (Unaudited)

	Three Months Ended March 31,
(In millions)	2020	2019
Refining & Marketing	$459	$394
Retail	76	73
Midstream	474	823
Corporate and Other(a)	56	41
Total	$1,065	$1,331

(a)	Includes capitalized interest of $29 million and $31 million, respectively.

Refining & Marketing Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2020	2019
Dollar per barrel of net refinery throughput:
Refining & Marketing margin(a)	$11.30	$11.17
Less:
Refining operating costs(b)	6.00	5.58
Distribution costs(c)	4.73	4.65
Refining planned turnaround costs	1.21	0.68
Depreciation and amortization	1.64	1.54
Plus:
Other(d)	—	0.07
Refining & Marketing segment loss	$(2.28)	$(1.21)

Refining & Marketing refined product sales volume (mbpd)(e)	3,588	3,669
Crude oil capacity utilization (percent)(f)	91	95
Refinery throughputs (mbpd):(g)
Crude oil refined	2,784	2,869
Other charge and blendstocks	210	215
Net refinery throughput	2,994	3,084
Sour crude oil throughput (percent)	49	52
Sweet crude oil throughput (percent)	51	48
Refined product yields (mbpd):(g)
Gasoline	1,488	1,533
Distillates	1,020	1,091
Propane	58	53
Feedstocks and special products	352	330
Heavy fuel oil	37	45
Asphalt	80	80
Total	3,035	3,132

(a)	Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput.

(b)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(c)	Includes fees paid to MPLX, on a per barrel throughput basis, of $3.15 and $2.83, respectively. Excludes depreciation and amortization expense.

(d)	Includes income from equity method investments, net gain on disposal of assets and other income.

(e)	Includes intersegment sales.

(f)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(g)	Excludes inter-refinery volumes of 78 mbpd and 76 mbpd, respectively.

Refining & Marketing Operating Statistics by Region (Unaudited)

	Three Months Ended March 31,
	2020	2019
Gulf Coast
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin dollars(b)	$8.56	$7.83
Refining operating costs(c)	4.31	3.88
Refining planned turnaround costs	1.04	0.16
Refining depreciation and amortization	1.22	1.13

Refinery throughputs (mbpd):(d)
Crude oil refined	1,137	1,171
Other charge and blendstocks	164	168
Gross refinery throughput	1,301	1,339
Sour crude oil throughput (percent)	58	63
Sweet crude oil throughput (percent)	42	37
Refined product yields (mbpd):(d)
Gasoline	549	573
Distillates	416	445
Propane	30	28
Feedstocks and special products	302	294
Heavy fuel oil	10	13
Asphalt	20	22
Total	1,327	1,375

Mid-Continent
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)	$13.05	$15.26
Refining operating costs(c)	5.86	5.64
Refining planned turnaround costs	1.51	0.68
Refining depreciation and amortization	1.77	1.65

Refinery throughputs (mbpd):(e)
Crude oil refined	1,074	1,057
Other charge and blendstocks	59	57
Gross refinery throughput	1,133	1,114
Sour crude oil throughput (percent)	26	26
Sweet crude oil throughput (percent)	74	74
Refined product yields (mbpd):(e)
Gasoline	603	599
Distillates	391	388
Propane	19	17
Feedstocks and special products	50	39
Heavy fuel oil	15	16
Asphalt	60	58
Total	1,138	1,117

	Three Months Ended March 31,
	2020	2019

West Coast
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)	$13.69	$10.94
Refining operating costs(c)	8.96	8.19
Refining planned turnaround costs	0.86	1.55
Refining depreciation and amortization	1.26	1.34

Refinery throughputs (mbpd):(f)
Crude oil refined	573	641
Other charge and blendstocks	65	66
Gross refinery throughput	638	707
Sour crude oil throughput (percent)	74	73
Sweet crude oil throughput (percent)	26	27
Refined product yields (mbpd):(f)
Gasoline	336	361
Distillates	213	258
Propane	9	8
Feedstocks and special products	64	64
Heavy fuel oil	26	25
Asphalt	—	—
Total	648	716

(a)
The per barrel for Refining & Marketing margin is calculated based on net refinery throughput (excludes inter-refinery transfer volumes). The per barrel for the remaining items is calculated based on the gross refinery throughput (includes inter-refinery transfer volumes).

(b)	Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput.

(c)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(d)	Includes inter-refinery transfer volumes of 46 mbpd and 36 mbpd, respectively.

(e)	Includes inter-refinery transfer volumes of 9 mbpd and 10 mbpd, respectively.

(f)	Includes inter-refinery transfer volumes of 23 mbpd and 30 mbpd, respectively.

Retail Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2020	2019
Speedway fuel sales (millions of gallons)	1,636	1,871
Direct dealer fuel sales (millions of gallons)	585	630
Retail fuel margin (dollars per gallon)(a)	$0.3291	$0.1715
Merchandise sales (in millions)	$1,461	$1,413
Merchandise margin (in millions)	$414	$407
Merchandise margin percent	28.3%	28.8%
Same store gasoline sales volume (period over period)(b)	(8.3)%	(3.2)%
Same store merchandise sales (period over period)(b)(c)	0.7%	5.4%
Total convenience stores at period-end	3,881	3,918
Direct dealer locations at period-end	1,070	1,062

(a)	Includes bankcard processing fees (as applicable).

(b)	Same store comparison includes only locations owned at least 13 months.

(c)	Excludes cigarettes.

Midstream Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2020	2019
Pipeline throughputs (mbpd)(a)	5,220	5,248
Terminal throughput (mbpd)	2,966	3,220
Gathering system throughput (million cubic feet per day)(b)	5,752	5,951
Natural gas processed (million cubic feet per day)(b)	8,787	8,522
C2 (ethane) + NGLs fractionated (mbpd)(b)	553	514

(a)	Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.

(b)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Select Financial Data (Unaudited)

(In millions)	March 31 2020	December 31 2019
Cash and cash equivalents	$1,690	$1,527
MPC debt	11,138	9,125
MPLX debt(a)	20,471	19,713
Total consolidated debt	31,609	28,838
Redeemable noncontrolling interest	968	968
Equity	31,228	42,139
Shares outstanding	650	649

(a)
MPLX debt as shown on MPC’s consolidated balance sheet as of December 31, 2019 excluded $594 million of MPLX’s borrowings on its intercompany loan agreement with MPC. The loan was repaid during the first quarter of 2020 and MPLX ended the quarter with borrowings of $750 million on its revolver.

	Three Months Ended March 31,
	2020	2019
Cash provided by (used in) operations	$(768)	$1,623
Dividends paid per share	$0.58	$0.53

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to their most comparable GAAP financial measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures we use are as follows:
Adjusted Net Income Attributable to MPC
Adjusted net income attributable to MPC is defined as net income attributable to MPC excluding the items in the table below, along with their related income tax effect. We have excluded these items because we believe that they are not indicative of our core operating performance and that their exclusion results in an important measure of our ongoing financial performance to better assess our underlying business results and trends.

Adjusted Diluted Earnings Per Share
Adjusted diluted earnings per share is defined as adjusted net income attributable to MPC divided by the number of weighted-average shares outstanding in the applicable period, assuming dilution.

Reconciliation of Net Loss Attributable to MPC to Adjusted Net Loss Attributable to MPC

	Three Months Ended March 31,
(In millions)	2020	2019
Net loss attributable to MPC	$(9,234)	$(7)
Pre-tax adjustments:
Equity method investment restructuring gains	—	(207)
Transaction-related costs	35	91
Impairments	9,137	—
Inventory market valuation adjustment	3,220	—
Out of period tax adjustment	—	36
Tax impact of adjustments(a)	(1,993)	28
Non-controlling interest impact of adjustments	(1,271)	—
Adjusted net loss attributable to MPC	$(106)	$(59)

Diluted loss per share	$(14.25)	$(0.01)
Adjusted diluted loss per share(b)	$(0.16)	$(0.09)

(a)
For the three months ended March 31, 2020, we adjusted our income (loss) before income taxes to exclude the adjustments listed above and applied a federal and state statutory income tax rate of 24%. For the three months ended March 31, 2019, we generally applied a combined federal and state statutory income tax rate of 24% to the adjustments to net income (loss) attributable to MPC.

(b)
Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Operating Cash Flow Before Changes in Working Capital
Operating cash flow before changes in working capital is defined as net cash provided by (used in) operations less changes in current receivables, inventories, current accounts payable and accrued liabilities, the fair value of derivative instruments and right of use assets and operating lease liabilities. We believe operating cash flow before changes in working capital is useful as it is indicative of cash received or used for operations based on current operating conditions without the effects of working capital account fluctuations that result from commodity price changes, timing of cash collections, inventory purchases or accounts payable payments as compared to the prior year end reporting period.

Reconciliation of Cash Provided by (Used in) Operations to Operating Cash Flow Before Changes in Working Capital

	Three Months Ended March 31,
(In millions)	2020	2019
Net cash provided by (used in) operations	$(768)	$1,623
Less changes in:
Current receivables	1,899	(1,018)
Inventories	(422)	(4)
Current accounts payable and accrued liabilities	(3,453)	1,483
Fair value of derivative instruments	(47)	29
Right of use assets and operating lease liabilities, net	(4)	(1)
Total changes in working capital	(2,027)	489
Operating cash flow before changes in working capital	$1,259	$1,134

Adjusted EBITDA & Segment Adjusted EBITDA
Adjusted EBITDA and Segment Adjusted EBITDA represent earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude refining turnaround costs, items not allocated to segment results and other items shown in the table below. We believe these non-GAAP financial measures are useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business or in the case of turnarounds, which provide benefits over multiple years. We also believe that excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds. Adjusted EBITDA and Segment Adjusted EBITDA should not be considered as a substitute for, or superior to segment income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA and Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Loss Attributable to MPC to Adjusted EBITDA

	Three Months Ended March 31,
(In millions)	2020	2019
Net loss attributable to MPC	$(9,234)	$(7)
Plus (Less):
Net interest and other financial costs	338	306
Net income (loss) attributable to noncontrolling interests	(984)	266
Provision (benefit) for income taxes	(1,937)	104
Depreciation and amortization	962	919
Refining planned turnaround costs	329	186
Equity method investment restructuring gains	—	(207)
Transaction-related costs	35	91
Impairments	9,137	—
Inventory market valuation adjustment	3,220	—
Adjusted EBITDA	$1,866	$1,658

Refining & Marketing Margin
Refining margin is defined as sales revenue less the cost of refinery inputs and purchased products.
Reconciliation of Refining & Marketing Loss from Operations to Refining & Marketing Margin

	Three Months Ended March 31,
(In millions)	2020	2019
Refining & Marketing loss from operations	$(622)	$(334)
Plus (Less):
Refining operating costs(a)	1,636	1,552
Refining depreciation and amortization	401	387
Refining planned turnaround costs	329	186
Distribution costs(b)	1,290	1,290
Distribution depreciation and amortization	46	40
(Income) loss from equity method investments	3	(1)
Net gain on disposal of assets	—	(6)
Other income	(4)	(14)
Refining & Marketing margin	$3,079	$3,100

Refining & Marketing margin by region:
Gulf Coast	$977	$917
Mid-Continent	1,335	1,517
West Coast	767	666
Refining & Marketing margin	$3,079	$3,100

(a)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(b)	Includes fees paid to MPLX of $858 million and $786 million, respectively. Excludes depreciation and amortization expense.

Retail Fuel Margin
Retail fuel margin is defined as the price paid by consumers or direct dealers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees (where applicable).
Retail Merchandise Margin
Retail merchandise margin is defined as the price paid by consumers less the cost of merchandise.
Reconciliation of Retail Income from Operations to Retail Total Margin

	Three Months Ended March 31,
(in millions)	2020	2019
Retail income from operations	$519	$170
Plus (Less):
Operating, selling, general and administrative expenses	598	583
Depreciation and amortization	125	126
Income from equity method investments	(22)	(17)
Net gain on disposal of assets	(1)	(2)
Other income	(49)	(2)
Retail total margin	$1,170	$858

Retail total margin:
Fuel margin	$731	$429
Merchandise margin	414	407
Other margin	25	22
Retail total margin	$1,170	$858